Exhibit 99.1

Wachovia Corporation

Media		Investors
Mary Eshet	Christy Phillips-Brown	Alice Lehman	Ellen Taylor
704-383-7777	704-383-8178	704-374-4139	212-214-1904

Wells Fargo & Company

Media		Investors
Janis Smith	Larry Haeg	Jim Rowe	Bob Strickland
415-396-7711	612-667-5266	415-396-8216	612-667-7919

WELLS FARGO, WACHOVIA AGREE TO MERGE

CREATING PREMIER COAST-TO-COAST FINANCIAL SERVICES
FRANCHISE

Without government assistance

SAN FRANCISCO and CHARLOTTE, October 3, 2008 – Wells Fargo & Company (NYSE:WFC) and Wachovia Corporation (NYSE:WB) said today they have signed a definitive agreement for the merger of the two companies including all of Wachovia’s banking operations in a whole company transaction requiring no financial assistance from the Federal Deposit Insurance Corporation (FDIC) or any other government agency.

Under the agreement, Wells Fargo will acquire all outstanding shares of common stock of Wachovia in a stock-for-stock transaction. In the transaction, Wells Fargo will acquire all of Wachovia Corporation and all its businesses and obligations, including its preferred equity and indebtedness, and all its banking deposits.

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Under terms of the agreement, which has been approved unanimously by the boards of both companies, Wachovia shareholders will receive 0.1991 shares of Wells Fargo common stock in exchange for each share of Wachovia common stock. The transaction, based on Wells Fargo’s closing stock price of $35.16 on October 2, 2008, is valued at $7.00 per Wachovia common share for a total transaction value of approximately $15.1 billion. Wachovia has almost 2.2 billion common shares outstanding. The agreement requires the approval of Wachovia shareholders and customary approvals of regulators.

Wells Fargo will record Wachovia’s credit-impaired assets at fair value. The acquisition is expected to exceed Wells Fargo’s internal rate of return goal and add to Wells Fargo’s earnings per share in the first year of operations, excluding integration costs, write-downs, transaction charges, and credit reserve build. Wells Fargo expects to incur merger and integration charges of approximately $10 billion. To maintain its strong capital position, Wells Fargo intends to issue up to $20 billion of new Wells Fargo securities, primarily common stock.

“We at Wachovia have great admiration and respect for the people and businesses at Wells Fargo and we are extremely pleased to join forces with this outstanding company,” said Robert K. Steel, President and CEO of Wachovia Corp. “Today’s announcement creates one of the strongest financial firms in the world and is great for all Wachovia constituencies: our shareholders, customers, colleagues and communities. This deal enables us to keep Wachovia intact and preserve the value of an integrated

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company, without government support. The market presence and composition of our businesses, along with our service-oriented cultures, are extraordinarily complementary and this combination creates great potential for sustained stability and growth.”

“This agreement represents a compelling value for Wachovia shareholders,” said Wells Fargo Chairman Dick Kovacevich. “It provides superior value compared to the previous offer to acquire only the banking operations of the company and because Wachovia shareholders will have a meaningful opportunity to participate in the growth and success of a combined Wachovia-Wells Fargo that will be one of the world’s great financial services companies. We are combining the industry’s number one ranking customer service culture of Wachovia with the industry’s number one sales and cross-selling culture of Wells Fargo. The best in service and the best in sales, an unbeatable combination. Wachovia shareholders also will benefit from holding the stock of a strong financial institution, the U.S. bank with the highest credit ratings and with a long history of increasing dividends on its common stock. Wachovia’s brokerage and asset management businesses, which would have been left behind in the prior proposal, are tightly interwoven with Wachovia’s core banking business – and this agreement avoids the complexity and unavoidable loss of value in trying to separate them, which would have disrupted Wachovia’s team members and customers. We also bring to this merger agreement our 157 years of experience in financial services and the unparalleled convenience we can offer Wachovia customers through one of the most extensive financial services distributions systems in North America. We have the highest regard

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for the quality and commitment and caring of Wachovia team members. We believe their demonstrated commitment to outstanding customer service and their highest standards of community leadership are identical to our own values. And, of course, this agreement won’t require even a penny from the FDIC.”

The combined company will have a strong presence in Charlotte, which will be the headquarters for the combined company’s East Coast retail and commercial and corporate banking business. St. Louis will remain the headquarters of Wachovia Securities. In addition, three members of the Wachovia Board will be invited to join the Wells Fargo & Company Board when the transaction is completed.

Kovacevich said “This agreement is an outstanding opportunity for Wachovia common and preferred shareholders and debt holders, team members and customers, for the Charlotte and St. Louis communities and indeed all of the communities that Wachovia serves, and for the U.S. government and our banking system. It makes compelling business and strategic sense and is simply an incredible fit that will result in an immensely strong, stable financial services company that will carry on Wachovia’s proud tradition of being one of the very best financial institutions in the world.”

“We know this has been a time of great uncertainty for Wachovia team members and many of its customers as their company has gone through a very painful and challenging time of unprecedented change in our industry,” said Wells Fargo President

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and CEO John Stumpf. “We want to assure them we’ll do everything we can to make the integration of our operations as smooth as possible. An important measure of success for this integration will be our ability to retain as many of the talented Wachovia team members as possible so they can continue to provide outstanding service and financial advice to their customers and continue their careers with Wells Fargo.”

The combined company will be one of North America’s most extensive financial services distribution networks:

6/30/08

	Wells Fargo	Wachovia	Combined

Assets	$609 billion	$812 billion	$1.42 trillion
Deposits	$339 billion	$448 billion	$787 billion
Customers	28 million	20 million	48 million *
Assets under Mgt.	$151 billion	$107 billion	$258 billion
(Mutual Funds)
Stores	5,941	4,820	10,761
ATMs	6,950	5,277	12,227
Team Members	160,000	120,000	280,000

* unadjusted for customer overlap

Wells Fargo’s Chief Financial Officer Howard Atkins said Wells Fargo used conservative assumptions in evaluating this opportunity. "As always, we only consider acquisitions that add to earnings per share no later than the third year after purchase and earn an internal rate of return of at least 15 percent,” said Atkins. “This acquisition comfortably exceeds all our financial requirements. This is a unique opportunity to expand both our Community Banking and Wholesale Banking presence in current

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markets and enter some new markets by acquiring another full service financial services retail banking company with a strong culture of customer service and community involvement very similar to ours.”

Wells Fargo and Wachovia will create the nation’s premier coast-to-coast community banking presence. The combined company will have community banks in 39 states and the District of Columbia. The acquisition will establish a Wells Fargo Community Banking presence for the first time in Alabama, Connecticut, Delaware, Florida, Georgia, Kansas, Maryland, Mississippi, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Wells Fargo already has a Community Banking presence in Alaska, Arizona, Arkansas (pending), California, Colorado, Idaho, Illinois, Indiana, Iowa, Michigan, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oregon, South Dakota, Texas, Utah, Washington, Wisconsin, and Wyoming.

The combined company will be #1 in deposit market share * in 17 of its 39 Community Banking states: Alaska, Arizona, California, Colorado, Florida, Georgia, Idaho, Minnesota, Iowa, Montana, Nebraska, New Jersey, New Mexico, North Carolina, South Dakota, Texas, and Virginia. Ninety-three percent of its deposits will be in states in which it ranks #1, 2 or 3 and the combined company will rank #1 in ten of the nation’s 20 largest Metropolitan Statistical Areas (MSAs) in deposit market share.*
* excludes deposits greater than $500 million in a single banking store

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Wells Fargo also is the nation’s:

•	#1 small business lender,
•	#1 agricultural lender,
•	#1 commercial real estate broker,
•	#2 largest mortgage originator,
•	#2 largest mortgage servicer,
•	#2 largest debit card issuer,
•	#1 financial services provider to middle market businesses in the western U.S.
and a national presence in commercial banking (29 states),
•	largest bank-owned U.S. insurance brokerage

In connection with the agreement, Wachovia and Wells Fargo entered into a share exchange agreement under which Wachovia is issuing Wells Fargo preferred stock that votes as a single class with Wachovia’s common stock representing 39.9 percent of Wachovia’s voting power.

Wells Fargo was advised on the transaction by Wachtell, Lipton, Rosen & Katz and JPMorgan Securities, Inc. was the exclusive financial advisor to Wells Fargo. Wachovia was advised on the transaction by Sullivan & Cromwell LLP, Goldman Sachs & Co. and Perella Weinberg Partners.

Wells Fargo & Company is a diversified financial services company with $609 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest possible credit rating from both

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Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements about Wells Fargo and Wachovia and the proposed transaction between the companies. There are several factors – many beyond Wells Fargo’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Among these factors are the receipt of necessary regulatory approvals and the approval of Wachovia shareholders. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

For a discussion of factors that may cause actual results to differ from expectations, refer to each company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and Annual Report on Form 10-K for the year ended December 31, 2007, including information incorporated into each company’s 10-K from their respective 2007 annual reports, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

MORE INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT
The proposed merger will be submitted to Wachovia Corporation shareholders for their consideration. Wells Fargo will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a proxy statement of Wachovia Corporation that also constitutes a prospectus of Wells Fargo. Wachovia Corporation will mail the proxy statement-prospectus to its shareholders. Wachovia shareholders and other investors are urged to read the final proxy statement-prospectus when it becomes available because it will describe the proposed merger and contain other important information. You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain free copies of these documents by contacting Wells Fargo or Wachovia, as follows:

Wells Fargo & Company, Attention Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-0087.

Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, (704) 374-6782

Wells Fargo and Wachovia and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Wachovia Corporation shareholders in connection with the proposed merger. Information about Wells Fargo’s directors and executive officers and their ownership of Wells Fargo common stock is contained in the definitive proxy statement for Wells Fargo’s 2008 annual meeting of

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stockholders, as filed by Wells Fargo with the SEC on Schedule 14A on March 17, 2008. Information about Wachovia’s directors and executive officers and their ownership of Wachovia common stock is contained in the definitive proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed by Wachovia with the SEC on Schedule 14A on March 10, 2008. You may obtain a free copy of these documents by contacting Wells Fargo or Wachovia at the contact information provided above. The proxy statement-prospectus for the proposed merger will provide more information about participants in the solicitation of proxies from Wachovia Corporation shareholders.

CONFERENCE CALL UPDATE
Wells Fargo will host a conference call Friday, October 3, 2008, at 6:30 a.m. (Pacific Time) to review the acquisition. Investors can call 877-425-9480 (domestic) and (210) 689-8848 (international) with the access code 299254, or listen via live audio webcast. The live audio webcast and presentation visuals will be available on http://www.wellsfargo.com/invest_relations/presents. A replay of the conference call will be available through October 10, 2008 at (877) 660-6853 (domestic) and (201) 612-7415 (international). Enter account 286 and Conference ID 299254. The replay also will be available online.